Exhibit 99.1

For Further Information, Contact:
Quality Systems, Inc.	Susan J. Lewis
18111 Von Karman Avenue, Suite 700	Phone: (303) 804-0494
Irvine, CA 92612	slewis@qsii.com
Phone: (949) 255-2600
Paul Holt, CFO, pholt@qsii.com

FOR IMMEDIATE RELEASE

OCTOBER 26, 2012

QUALITY SYSTEMS, INC. REPORTS FISCAL 2013 SECOND QUARTER RESULTS

Company Also Appoints Mark H. Davis to Board of Directors

IRVINE, Calif. … October 26, 2012 …Quality Systems, Inc. (NASDAQ:QSII) announced today results for its fiscal 2013 second quarter ended September 30, 2012.

The Company reported revenues of $116.1 million for the fiscal 2013 second quarter, an increase of 8 percent, versus $107.6 million for the fiscal 2012 second quarter. Net income for the fiscal 2013 second quarter was $15.7 million, down 23 percent when compared with net income of $20.5 million for the comparable period last year. Fully diluted earnings per share for the fiscal 2013 second quarter was $0.26, a 26 percent decrease from $0.35 for the fiscal 2012 second quarter. While revenues increased in the quarter, profitability was impacted by lower software license sales.

“Quality Systems continues to make investments and position the company to capture the significant opportunities that lie ahead in our healthcare information technology sector. Recently, we named Dan Morefield, a seasoned technology executive, as our new chief operating officer; restructured our sales and marketing functions under Gary Voydanoff, one of our veteran sales executives; and promoted Steve Puckett to a newly created chief technology officer role to manage our development-related resources. For more than 20 years, Steve has served a critical role in bringing industry-leading technology to the company,” stated Steven T. Plochocki, president and chief executive officer.

Quality Systems will host a conference call to discuss its fiscal 2013 second quarter results on Friday, October 26, 2012 at 10:00 AM ET (7:00 AM PT). All participants should dial 1-800-762-8779 at least ten minutes prior to the start of the call. International callers should dial 480-629-9818. To hear a live Web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.qsii.com, click on the “Investors” tab, then select “Conference Calls,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 or 303-590-3030 and enter reservation identification number 4571447. The replay will be available from approximately 12:00 PM ET on Friday, October 26, 2012, through 11:59 PM ET on Friday, November 2, 2012.

A transcript of the conference call will be made available on the Company’s website at www.qsii.com.

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Quality Systems, Inc.

Fiscal 2013 Second Quarter Results

Quality Systems also announced that its Board of Directors declared a quarterly cash dividend of Seventeen and One-Half Cents ($0.175) per share on the Company’s outstanding shares of Common Stock, payable to shareholders of record as of December 14, 2012 with an anticipated distribution date of January 4, 2013. The $0.175 per share cash dividend is consistent with the Company’s current policy to pay a regular quarterly dividend on the Company’s outstanding shares of Common Stock, subject to Board review and approval.

In other news, Quality Systems reported that Mark H. Davis was appointed to its Board of Directors, effective October 25, 2012. Davis fills the seat vacated by Maureen Spivack, who resigned due to conflicting employment obligations. Davis will also be appointed to serve on the Board’s Audit Committee and Transaction Committee.

Davis is a managing director at B. Riley & Co, LLC, an investment firm specializing in research, sales and trading and corporate finance. He brings more than 20 years of experience advising and financing technology companies, including software, cloud infrastructure and information technology firms, to the Quality Systems Board. In addition, Davis was a practicing certified public accountant for nearly a decade and his financial expertise and knowledge will prove beneficial to the Board.

Previously, Davis served as head of technology investment banking at Cantor Fitzgerald, managing director at Macquarie Capital, an Australian merchant and investment banking firm, and managing director (as well as in other senior leadership roles) at Citigroup. Earlier in his career, Davis was an Audit Senior with Price Waterhouse. Davis holds a Master’s of Business Administration from the Wharton School of the University Of Pennsylvania, and a Bachelor of Science degree in Accounting from the University of Maryland.

“We welcome Mark to the Board. His two decades of experience advising and financing technology-related businesses, coupled with his public accounting background, will provide the Board with insights and expertise in both technology and finance. We look forward to the guidance he will bring to the Board and the contributions he will make to the Company,” Plochocki added.

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item A of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2012, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES ATTACHED

QUALITY SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS. EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Software, hardware and supplies	$23,720	$31,860	$49,564	$60,771
Implementation and training services	8,535	6,094	20,581	11,566

System sales	32,255	37,954	70,145	72,337

Maintenance	38,715	35,214	77,283	66,716
Electronic data interchange services	15,024	11,985	28,847	24,077
Revenue cycle management and related services	14,486	11,142	28,887	23,023
Other services	15,648	11,339	29,262	21,923

Maintenance, EDI, RCM and other services	83,873	69,680	164,279	135,739

Total revenues	116,128	107,634	234,424	208,076

Cost of revenue:
Software, hardware and supplies	5,624	4,187	11,395	8,801
Implementation and training services	7,507	5,050	16,652	9,125

Total cost of system sales	13,131	9,237	28,047	17,926

Maintenance	4,741	3,994	9,552	7,848
Electronic data interchange services	9,151	7,964	18,399	15,926
Revenue cycle management and related services	10,556	8,456	21,426	17,282
Other services	8,785	6,369	17,335	11,966

Total cost of maintenance, EDI, RCM and other services	33,233	26,783	66,712	53,022

Total cost of revenue	46,364	36,020	94,759	70,948

Gross profit	69,764	71,614	139,665	137,128

Operating expenses:
Selling, general and administrative	37,832	32,169	74,513	61,555
Research and development costs	6,272	7,358	14,848	14,185
Amortization of acquired intangible assets	1,316	520	2,453	1,002

Total operating expenses	45,420	40,047	91,814	76,742

Income from operations	24,344	31,567	47,851	60,386

Interest income (expense), net	(62)	75	(27)	157
Other income (expense), net	220	(144)	7	(182)

Income before provision for income taxes	24,502	31,498	47,831	60,361
Provision for income taxes	8,811	11,002	16,643	20,882

Net income	$15,691	$20,496	$31,188	$39,479

Net income per share:
Basic	$0.26	$0.35	$0.53	$0.67
Diluted	$0.26	$0.35	$0.53	$0.67

Weighted average shares outstanding:
Basic	59,347	58,664	59,314	58,511
Diluted	59,386	59,005	59,386	58,902

Dividends declared per common share	$0.175	$0.175	$0.350	$0.350

QUALITY SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	September 30, 2012	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$117,043	$134,444
Restricted cash	5,223	1,962
Marketable securities	4,989	4,987
Accounts receivable, net	151,787	145,756
Inventories	3,858	3,715
Income taxes receivable	6,063	2,628
Deferred income tax assets, net	10,127	10,127
Other current assets	6,712	9,090

Total current assets	305,802	312,709
Equipment and improvements, net	20,296	17,841
Capitalized software costs, net	29,232	19,994
Intangibles, net	31,299	23,259
Goodwill	63,161	60,776
Other assets	6,860	5,773

Total assets	$456,650	$440,352

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,955	$4,532
Deferred revenue	67,968	83,108
Accrued compensation and related benefits	9,894	11,870
Dividends payable	10,382	10,354
Other current liabilities	31,108	19,568

Total current liabilities	128,307	129,432
Deferred revenue, net of current	1,225	1,293
Deferred income tax liabilities, net	4,500	5,351
Deferred compensation	3,208	3,497
Other noncurrent liabilities	7,103	5,602

Total liabilities	144,343	145,175
Commitments and contingencies
Shareholders’ equity:
Common stock
$0.01 par value; authorized 100,000 shares; issued and outstanding 59,370 and 59,180 shares at September 30, 2012 and March 31, 2012, respectively	594	592
Additional paid-in capital	175,747	169,033
Accumulated other comprehensive loss	(55)	(45)
Retained earnings	136,021	125,597

Total shareholders’ equity	312,307	295,177

Total liabilities and shareholders’ equity	$456,650	$440,352